EXHIBIT 99.1

Citizens Community Bancorp, Inc. Reports 4Q2023 Earnings of $0.35 Per Share;
Common Equity Increases 5%; Deposits Grew $46 million;
Board of Directors Increase Annual Dividend 10% to $0.32 Per Share

EAU CLAIRE, WI, January 29, 2024 - Citizens Community Bancorp, Inc. (the “Company”) (Nasdaq: CZWI), the parent company of Citizens Community Federal N.A. (the “Bank” or “CCFBank”), today reported earnings of $3.7 million and earnings per diluted share of $0.35 for the quarter ended December 31, 2023, compared to $2.5 million and $0.24 per diluted share for the quarter ended September 30, 2023, and $4.7 million and $0.45 per diluted share for the quarter ended December 31, 2022, respectively. For the fiscal year ended December 31, 2023, earnings were $13.1 million, or $1.25 per diluted share, compared to earnings of $17.8 million, or $1.69 per diluted share for fiscal year ended December 31, 2022.

The Company’s fourth quarter 2023 operating results reflected the following changes from the third quarter of 2023: (1) an increase in negative provision for credit losses largely due to net recoveries, and reductions in commitments to fund construction loans; (2) lower tax expense largely due to the tax rate impact of the recent Wisconsin budget change; (3) net interest income was flat after excluding the recognition of $0.4 million of interest income on the payoff of a nonaccrual loan in the third quarter; and (4) $0.2 million higher non-interest expense, largely due to the write-down of a closed branch in the fourth quarter. During the fourth quarter 2023, accumulated other comprehensive loss on securities available for sale improved 20% relative to the prior quarter largely due to lower interest rates.

Book value per share was $16.60 at December 31, 2023, compared to $15.80 at September 30, 2023, and $16.03 at December 31, 2022. Tangible book value per share (non-GAAP)1 was $13.42 at December 31, 2023, a 6% increase from $12.61 at September 30, 2023, and a 5% increase from $12.77 at December 31, 2022. For the fourth quarter, tangible book value was positively influenced by lower accumulated other comprehensive loss (“AOCI”), net income and intangible amortization. The AOCI loss improvement reflected the benefit of decreases in the ten-year U.S. Treasury rate to 3.88% at December 31, 2023, compared to 4.58% at September 30, 2023, and 3.88% at December 31, 2022.

“The quarter was favorably impacted by stabilization in the net interest margin after removing the nonaccrual interest pick up in the linked quarter, and favorable credit events which included net recoveries in the quarter and for the year and negative provision expense. Deposit growth continued in the quarter reflecting our business priorities while expenses were managed lower in 2023 despite inflationary pressures. Tangible book value per share increased 6% to $13.42 per share and our tangible common equity to tangible asset ratio increased to 7.71% ,” stated Stephen Bianchi, Chairman, President, and Chief Executive Officer.

December 31, 2023 Highlights: (as of or for the 3-month period ended December 31, 2023 compared to September 30, 2023 and December 31, 2022.)

•Quarterly earnings of $3.7 million, or $0.35 per diluted share for the quarter ended December 31, 2023, increased from the quarter ended September 30, 2023, earnings of $2.5 million or $0.24 per diluted share, and decreased from the quarter ended December 31, 2022, earnings of $4.7 million or $0.45 per diluted share.

•Earnings for the twelve months ended December 31, 2023, were $13.1 million, or $1.25 per diluted share, which is a decrease from $17.8 million, or $1.69 per diluted share, for the same period in the prior year.

•Net interest income decreased $0.4 million to $11.7 million for the fourth quarter of 2023, from $12.1 million the previous quarter and decreased $2.7 million from the fourth quarter of 2022. The decrease in net interest income from the third quarter of 2023 was due to $0.4 million recognized in the third quarter from a nonaccrual loan payoff. Excluding the nonaccrual loan payoff, net interest income was flat in the fourth quarter relative to the third quarter.

•The net interest margin without loan purchase accretion was 2.67% for the quarter ended December 31, 2023, compared to 2.76% for the previous quarter and 3.33% for the comparable quarter one year earlier. The impact of the nonaccrual loan payoff of $0.4 million was approximately 10 basis points.

•In the fourth quarter, a negative provision for credit losses of $0.7 million was recorded due to: (1) net recoveries of $264 thousand; (2) the reduction in commitments to fund construction loans; and (3) improving forecasted future economic conditions, offsetting increases in specific reserves. The provision was negative $0.4 million for the preceding quarter, which also had net recoveries of $161 thousand. Provisions for credit losses totaled $0.7 million during the fourth quarter a year ago.

•Noninterest expenses increased $237 thousand to $10.2 million from $10.0 million for the third quarter and declined $130 thousand from $10.3 million one year earlier. The increase in the fourth quarter was primarily related to branch closure expenses of $0.4 million.

•Gross loans increased by $13.0 million during the fourth quarter ended December 31, 2023, to $1.46 billion from $1.45 billion at September 30, 2023.

•Total deposits increased by $45.9 million, or 3.1%, during the fourth quarter ended December 31, 2023, to $1.52 billion from $1.47 billion at September 30, 2023. The increase was spread across retail, commercial, municipal and brokered deposits.

•Federal Home Loan Bank advances were reduced $35.0 million to $79.5 million at December 31, 2023, from $114.5 million at September 30, 2023. The payoff of the advances was largely funded by deposit growth.

•Stockholders’ equity as a percent of total assets was 9.36% at December 31, 2023, compared to 9.03% at September 30, 2023. Tangible common equity (“TCE”) as a percent of tangible assets (non-GAAP)1 was 7.71% at December 31, 2023, compared to 7.34% at September 30, 2023. The positive impact of decreases in unrealized losses in the available for sale (AFS) investment portfolio, net income and amortization of intangibles was modestly offset by asset growth.

•The effective tax rate decreased to 20.9% for the fourth quarter from 50.5% in the third quarter and 25.6% one year earlier. The third quarter reflected a reduction in the carrying value of deferred tax assets of $1.8 million, due to the impact of the Wisconsin budget change, which decreased the incremental tax rate at which the deferred tax asset would be recognized in the future. This more than offset the overall benefit of a lower Wisconsin tax rate benefit of $0.6 million in the third quarter, which reflects three quarters of benefit. The fourth quarter reflects $0.2 million of benefit compared to the first and second quarters of 2023.

•Nonperforming assets were $15.4 million at December 31, 2023, compared to $15.5 million at September 30, 2023. Nonperforming loans declined $854 thousand during the fourth quarter while foreclosed and repossessed assets increased $749 thousand due to the addition of a closed branch office.

•Substandard loans increased by $3.4 million to $19.6 million at December 31, 2023, compared to $16.2 million at September 30, 2023. The increase was largely due to the addition of a $3.7 million loan relationship secured by single family rental homes in the Twin Cities.

•The efficiency ratio was 72% for the quarter ended December 31, 2023, compared to 67% for the quarter ended September 30, 2023, with the increase primarily due to the fourth quarter branch closure expenses and lower net interest income due to the $0.4 million nonaccrual interest income payoff interest income in the third quarter.

•On January 25, 2024, the Board of Directors declared a $0.32 per share annual dividend, an increase of 10%, to shareholders of record as of February 9, 2024 and payable February 23, 2024.
Balance Sheet and Asset Quality

Total assets increased modestly by $20.3 million during the quarter to $1.85 billion at December 31, 2023.

Cash and cash equivalents increased $4.6 million during the quarter to $37.1 million at December 31, 2023, largely due to an increase in clearing balances of $8.1 million partially offset by a decrease in interest-bearing deposits of $2.9 million.

Securities available for sale increased $2.3 million during the quarter ended December 31, 2023, to $155.7 million from $153.4 million at September 30, 2023. This increase was due to an increase in the market value of the portfolio, partially offset by principal repayments of $16.6 million.

Securities held to maturity decreased $1.1 million to $91.2 million during the quarter ended December 31, 2023, from $92.3 million at September 30, 2023, due to principal repayments.

On-balance sheet liquidity, collateralized new borrowing capacity and uncommitted federal funds borrowing availability was 244% of uninsured and uncollateralized deposits at December 31, 2023, and 221% at September 30, 2023.

On-balance sheet liquidity, collateralized new borrowing capacity and uncommitted federal funds borrowing availability was $673.6 million at December 31, 2023, and $614.9 million at September 30, 2023.

Gross loans increased by $13.0 million during the fourth quarter of 2023. The Bank grew the multi-family and residential portfolios $8.9 million and $3.1 million, respectively. The addition of residential 10/1 ARM loan originations were added to the portfolio, although at a slower pace than the third quarter and this reduction is expected to continue.

Our office loan portfolio is $40.2 million and consists of 70 loans. There are no criticized loans in this portfolio and there have been no charge-offs in the trailing twelve months.

The allowance for credit losses on loans decreased slightly by $0.1 million to $22.91 million at December 31, 2023, representing 1.57% of total loans receivable compared to 1.59% of total loans receivable at September 30, 2023. For the quarter ended December 31, 2023, the Bank had net recoveries of $264 thousand.

Allowance for Credit Losses (“ACL”) - Loans Percentage
(in thousands, except ratios)

	December 31, 2023	September 30, 2023	June 30, 2023	December 31, 2022
Loans, end of period	$1,460,792	$1,447,529	$1,424,988	$1,411,784
Allowance for credit losses - Loans	$22,908	$22,973	$23,164
Allowance for loan losses “ALL”				$17,939
ACL - Loans as a percentage of loans, end of period	1.57%	1.59%	1.63%
ALL as a percentage of loans, end of period				1.27%

Allowance for Credit Losses - Unfunded Commitments:
(in thousands)

In addition to the ACL - Loans, the Company has established an ACL - Unfunded Commitments of $1.250 million at December 31, 2023 and $1.571 million at September 30, 2023, classified in other liabilities on the consolidated balance sheets.

	December 31, 2023 and Three Months Ended	December 31, 2022 and Three Months Ended	December 31, 2023 and Twelve Months Ended	December 31, 2022 and Twelve Months Ended
ACL - Unfunded commitments - beginning of period	$1,571	$—	$—	$—
Cumulative effect of ASU 2016-13 adoption	—	—	1,537	—
Additions (reductions) to ACL - Unfunded commitments via provision for credit losses charged to operations	(321)	—	(287)	—
ACL - Unfunded commitments - end of period	$1,250	$—	$1,250	$—

Nonperforming assets decreased $0.1 million to $15.4 million, or 0.83% of total assets at December 31, 2023, compared to $15.5 million or 0.85% at September 30, 2023. The transfer of a closed branch to REO was offset by the reduction in 90+ delinquent and accruing residential loans.

	(in thousands)
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Special mention loan balances	$18,392	$20,043	$20,507	$6,636	$12,170
Substandard loan balances	19,596	16,171	19,203	15,439	17,319
Criticized loans, end of period	$37,988	$36,214	$39,710	$22,075	$29,489

Special mention loans decreased $1.7 million from September 30, 2023, due to reductions of $2.2 million and new additions of $0.5 million.

Substandard loans increased by $3.4 million to $19.6 million at December 31, 2023, compared to $16.2 million at September 30, 2023. The increase was largely due to a $3.7 million loan relationship secured by single family rental homes in the Twin Cities.

Total deposits increased $45.9 million during the quarter ended December 31, 2023, to $1.52 billion. Consumer and commercial deposits grew $14.3 million while public deposits grew $18.4 million. Brokered deposits increased $13.1 million, with $40 million of brokered money market deposits replacing a maturing brokered CD of $25 million.

Deposit Portfolio Composition
(in thousands)

	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Consumer deposits	$814,899	$794,970	$790,404	$786,614	$805,598
Commercial deposits	423,762	429,358	401,079	391,534	405,733
Public deposits	182,172	163,734	175,869	194,683	173,548
Brokered deposits	98,259	85,173	97,330	63,962	39,841
Total deposits	$1,519,092	$1,473,235	$1,464,682	$1,436,793	$1,424,720
Deposit Composition
(in thousands)

	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Non-interest bearing demand deposits	$265,704	$275,790	$261,876	$247,735	$284,722
Interest bearing demand deposits	343,276	336,962	358,226	390,730	371,210
Savings accounts	176,548	183,702	206,380	214,537	220,019
Money market accounts	374,055	312,689	288,934	309,005	323,435
Certificate accounts	359,509	364,092	349,266	274,786	225,334
Total deposits	$1,519,092	$1,473,235	$1,464,682	$1,436,793	$1,424,720

At December 31, 2023, our deposit portfolio composition was 54% consumer, 28% commercial, 12% public and 6% brokered deposits compared to 54% consumer, 29% commercial, 11% public and 6% brokered deposits at September 30, 2023.

Uninsured and uncollateralized deposits were $275.8 million, or 18% of total deposits, at December 31, 2023, and $277.9 million, or 19% of total deposits, at September 30, 2023. Uninsured deposits alone at December 31, 2023, were $427.5 million, or 28% of total deposits, and $412.9 million, or 28% of total deposits at September 30, 2023.

Federal Home Loan Bank advances decreased $35.0 million to $79.5 million at December 31, 2023, from $114.5 million one quarter earlier, as deposit growth more than funded loan growth, allowing advances to be repaid.

The Company repurchased 27,500 shares of the Company’s common stock in the fourth quarter of 2023. As of December 31, 2023, approximately 202 thousand shares remain available for repurchase under the current share repurchase authorization.

Review of Operations

Net interest income decreased to $11.7 million for the fourth quarter ended December 31, 2023, from $12.1 million for the quarter ended September 30, 2023, and decreased from $14.5 million for the quarter ended December 31, 2022. The decrease in net interest income from the third quarter of 2023 was primarily due to $0.4 million recognized in the third quarter from a nonaccrual loan payoff. From the fourth quarter of 2022, the decrease in net interest income was primarily due to liability costs increasing more than asset yields.

Net interest income and net interest margin analysis:
(in thousands, except yields and rates)

	Three months ended
	December 31, 2023		September 30, 2023		June 30, 2023		March 31, 2023		December 31, 2022
	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin
As reported	$11,747	2.69%	$12,121	2.79%	$11,686	2.72%	$12,795	3.02%	$14,478	3.40%
Less non-accretable difference realized as interest from payoff of purchased credit impaired (“PCI”) loans	—	—%	—	—%	—	—%	—	—%	(109)	(0.02)%
Less accelerated accretion from payoff of certain PCI loans with transferred non-accretable differences	—	—%	—	—%	—	—%	—	—%	(32)	(0.01)%
Less accretion for PCD loans	(37)	(0.01)%	(39)	(0.01)%	(39)	(0.01)%	(37)	(0.01)%	—	—%
Less scheduled accretion interest	(33)	(0.01)%	(77)	(0.02)%	(85)	(0.02)%	(84)	(0.02)%	(169)	(0.04)%
Without loan purchase accretion	$11,677	2.67%	$12,005	2.76%	$11,562	2.69%	$12,674	2.99%	$14,168	3.33%

The fourth quarter provision for credit losses was a negative $0.7 million primarily due to (1) net recoveries; (2) net reductions in ACL and ACL unfunded commitments due to reductions in outstanding construction commitments; and (3) improved forecasted general economic conditions, partially offset by increases in specific reserves. The provision was a negative $0.3 million for the preceding quarter and $0.7 million was recorded during the fourth quarter a year ago.

Non-interest income decreased to $2.5 million in the quarter ended December 31, 2023, compared to $2.6 million in the quarter ended September 30, 2023, and decreased from $2.9 million in the quarter ended December 31, 2022. The decrease from the third quarter of 2023 was largely due to lower gains on sale of loans and lower loan servicing income due to semiannual payments received in the first and third quarters, partially offset by higher net gains on investment securities due to increased valuations of equity securities.

Total non-interest expense increased $0.2 million in the fourth quarter of 2023 to $10.2 million, compared to $10.0 million for the quarter ended September 30, 2023, and decreased from $10.3 million for the quarter ended December 31, 2022. The increase in the fourth quarter of 2023 compared to the third quarter of 2023 was primarily due to branch closure expenses recorded in other expenses. Non-interest expense decreased $1.6 million for the twelve-months ended December 31, 2023, compared to the comparable prior year period, largely due to (1) lower incentive compensation resulting in $1.0 million lower compensation expense; (2) reduction in amortization of intangible assets of $0.7 million; and (3) new market tax credit depletion.

Provision for income taxes decreased to $1.0 million in the fourth quarter of 2023 from $2.5 million in the third quarter of 2023. In the third quarter, the Company recognized the year-to-date 2023 impact of the Wisconsin budget change, making income on commercial loans under $5 million non-taxable. The third and fourth quarters both reflect the impact of the resulting lower incremental tax rate. The lower incremental tax rate resulted in a one-time $1.8 million tax expense related to a reduction in the carrying value of the deferred tax asset, recorded in the third quarter of 2023. The related tax benefit recorded in the third quarter was $0.6 million. The effective tax rate was 20.9% for the quarter ended December 31, 2023, 50.5% for the quarter ended September 30, 2023, and 25.6% for the quarter ended December 31, 2022. Effective January 1, 2023, the Company early adopted ASU 2023-02. This guidance results in new market tax credit depletion being reclassified from non-interest expense to tax expense and changes the amortization method to be proportional to the tax credit realized. As a result, retained earnings increased $130 thousand, effective January 1, 2023, and non-interest expense decreased by $162 thousand from the prior year fourth quarter results.

These financial results are preliminary until Form 10-K is filed in March 2024.

About the Company
Citizens Community Bancorp, Inc. (NASDAQ: “CZWI”) is the holding company of the Bank, a national bank based in Altoona, Wisconsin, currently serving customers primarily in Wisconsin and Minnesota through 23 branch locations. Its primary markets include the Chippewa Valley Region in Wisconsin, the Twin Cities and Mankato markets in Minnesota, and various rural communities around these areas. The Bank offers traditional community banking services to businesses, ag operators and consumers, including residential mortgage loans.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “estimates,” “intend,” “may,” “on pace,” “preliminary,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the operations and business environment of the Company and the Bank. These uncertainties include conditions in the financial markets and economic conditions generally; adverse impacts to the Company or Bank arising from the COVID-19 pandemic; acts of terrorism and political or military actions by the United States or other governments; the possibility of a deterioration in the residential real estate markets; interest rate risk; lending risk; higher lending risks associated with our commercial and agricultural banking activities; the sufficiency of accumulated credit loss allowances; changes in the fair value or ratings downgrades of our securities; competitive pressures among depository and other financial institutions; disintermediation risk; our ability to maintain our reputation; our ability to maintain or increase our market share; our ability to realize the benefits of net deferred tax assets; our inability to obtain needed liquidity; our ability to raise capital needed to fund growth or meet regulatory requirements; our ability to attract and retain key personnel; our ability to keep pace with technological change; prevalence of fraud and other financial crimes; cybersecurity risks; the possibility that our internal controls and procedures could fail or be circumvented; our ability to successfully execute our acquisition growth strategy; risks posed by acquisitions and other expansion opportunities, including difficulties and delays in integrating the acquired business operations or fully realizing the cost savings and other benefits; restrictions on our ability to pay dividends; the potential volatility of our stock price; accounting standards for credit losses; legislative or regulatory changes or actions, or significant litigation, adversely affecting the Company or Bank; public company reporting obligations; changes in federal or state tax laws; and changes in accounting principles, policies or guidelines and their impact on financial performance. Stockholders, potential investors, and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) on March 7, 2023 and the Company’s subsequent filings with the SEC. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.
1 Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, such as net income as adjusted, net income as adjusted per share, tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on average tangible common equity, which management believes may be helpful in understanding the Company’s results of operations or financial position and comparing results over different periods.

Net income as adjusted and net income as adjusted per share are non-GAAP measures that eliminate the impact of certain expenses such as branch closure costs and related severance pay, accelerated depreciation expense and lease termination fees, and the gain on sale of branch deposits and fixed assets. Tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on average tangible common equity are non-GAAP measures that eliminate the impact of goodwill and intangible assets on our financial position. Management believes these measures are useful in assessing the strength of our financial position.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other banks and financial institutions.

Contact: Steve Bianchi, CEO
(715)-836-9994

(CZWI-ER)

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
(in thousands, except shares and per share data)

	December 31, 2023 (unaudited)	September 30, 2023 (unaudited)	June 30, 2023 (unaudited)	December 31, 2022 (audited)
Assets
Cash and cash equivalents	$37,138	$32,532	$42,969	$35,363
Other interest bearing deposits	—	—	—	249
Securities available for sale “AFS”	155,743	153,414	161,135	165,991
Securities held to maturity “HTM”	91,229	92,336	93,800	96,379
Equity investments	3,284	2,433	2,299	1,794
Other investments	15,725	15,109	16,347	15,834
Loans receivable	1,460,792	1,447,529	1,424,988	1,411,784
Allowance for credit losses	(22,908)	(22,973)	(23,164)	(17,939)
Loans receivable, net	1,437,884	1,424,556	1,401,824	1,393,845
Loans held for sale	5,773	2,737	2,394	—
Mortgage servicing rights, net	3,865	3,944	4,008	4,262
Office properties and equipment, net	18,373	19,465	19,827	20,493
Accrued interest receivable	5,409	5,936	5,702	5,285
Intangible assets	1,694	1,873	2,052	2,449
Goodwill	31,498	31,498	31,498	31,498
Foreclosed and repossessed assets, net	1,795	1,046	1,199	1,271
Bank owned life insurance (“BOLI”)	25,647	25,467	25,290	24,954
Other assets	16,334	18,741	19,493	16,719
TOTAL ASSETS	$1,851,391	$1,831,087	$1,829,837	$1,816,386
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,519,092	$1,473,235	$1,464,682	$1,424,720
Federal Home Loan Bank (“FHLB”) advances	79,530	114,530	122,530	142,530
Other borrowings	67,465	67,407	67,357	72,409
Other liabilities	11,970	10,513	9,710	9,639
Total liabilities	1,678,057	1,665,685	1,664,279	1,649,298
Stockholders’ equity:
Common stock— $0.01 par value, authorized 30,000,000; 10,440,591, 10,468,091, 10,470,175 and 10,425,119 shares issued and outstanding, respectively	104	105	105	104
Additional paid-in capital	119,441	119,612	119,404	119,240
Retained earnings	71,117	67,424	64,926	65,400
Accumulated other comprehensive loss	(17,328)	(21,739)	(18,877)	(17,656)
Total stockholders’ equity	173,334	165,402	165,558	167,088
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,851,391	$1,831,087	$1,829,837	$1,816,386
        Note: Certain items previously reported were reclassified for consistency with the current presentation.

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2023 (unaudited)	September 30, 2023 (unaudited)	December 31, 2022 (unaudited)	December 31, 2023 (unaudited)	December 31, 2022 (audited)
Interest and dividend income:
Interest and fees on loans	$19,408	$19,083	$17,042	$73,577	$61,639
Interest on investments	2,618	2,689	2,317	10,671	7,758
Total interest and dividend income	22,026	21,772	19,359	84,248	69,397
Interest expense:
Interest on deposits	7,851	7,388	2,695	25,749	6,429
Interest on FHLB borrowed funds	1,371	1,210	1,127	5,966	2,303
Interest on other borrowed funds	1,057	1,053	1,059	4,184	4,296
Total interest expense	10,279	9,651	4,881	35,899	13,028
Net interest income before provision for credit losses	11,747	12,121	14,478	48,349	56,369
Provision for credit losses	(650)	(325)	700	(475)	1,475
Net interest income after provision for credit losses	12,397	12,446	13,778	48,824	54,894
Non-interest income:
Service charges on deposit accounts	485	491	513	1,949	2,018
Interchange income	581	601	583	2,324	2,343
Loan servicing income	539	611	527	2,218	2,439
Gain on sale of loans	191	299	144	1,692	1,474
Loan fees and service charges	124	140	179	432	679
Net gains on investment securities	277	116	708	459	541
Other	283	307	219	1,176	936
Total non-interest income	2,480	2,565	2,873	10,250	10,430
Non-interest expense:
Compensation and related benefits	5,139	5,293	5,241	21,106	22,128
Occupancy	1,314	1,335	1,353	5,431	5,490
Data processing	1,511	1,536	1,355	5,951	5,453
Amortization of intangible assets	179	179	252	755	1,449
Mortgage servicing rights expense, net	159	150	157	615	222
Advertising, marketing and public relations	262	185	255	734	1,017
FDIC premium assessment	204	204	118	812	470
Professional services	371	342	555	1,524	1,707
Losses (gains) on repossessed assets, net	—	100	(378)	62	(395)
New market tax credit depletion	—	—	162	—	650
Other	1,067	645	1,266	3,152	3,552
Total non-interest expense	10,206	9,969	10,336	40,142	41,743
Income before provision for income taxes	4,671	5,042	6,315	18,932	23,581
Provision for income taxes	978	2,544	1,619	5,873	5,820
Net income attributable to common stockholders	$3,693	$2,498	$4,696	$13,059	$17,761
Per share information:
Basic earnings	$0.35	$0.24	$0.45	$1.25	$1.69
Diluted earnings	$0.35	$0.24	$0.45	$1.25	$1.69
Cash dividends paid	$—	$—	$—	$0.29	$0.26
Book value per share at end of period	$16.60	$15.80	$16.03	$16.60	$16.03
Tangible book value per share at end of period (non-GAAP)	$13.42	$12.61	$12.77	$13.42	$12.77

Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022

GAAP pretax income	$4,671	$5,042	$6,315	$18,932	$23,581
Branch closure costs (1)	380	—	646	380	981
Pretax income as adjusted (2)	$5,051	$5,042	$6,961	$19,312	$24,562
Provision for income tax on net income as adjusted (3)	1,058	2,544	1,785	5,991	6,062
Net income as adjusted (non-GAAP) (2)	$3,993	$2,498	$5,176	$13,321	$18,500
GAAP diluted earnings per share, net of tax	$0.35	$0.24	$0.45	$1.25	$1.69
Branch closure costs, net of tax	0.03	—	0.04	0.03	0.07
Diluted earnings per share, as adjusted, net of tax (non-GAAP)	$0.38	$0.24	$0.49	$1.28	$1.76

Average diluted shares outstanding	10,457,184	10,470,098	10,460,025	10,470,298	10,513,773

(1) Branch closure costs include severance pay recorded in compensation and benefits and accelerated depreciation expense included in other non-interest expense in the consolidated statement of operations.
(2) Pretax income as adjusted and net income as adjusted is a non-GAAP measure that management believes enhances the market’s ability to assess the underlying business performance and trends related to core business activities.
(3) Provision for income tax on net income as adjusted is calculated at our effective tax rate for each respective period presented.

Loan Composition
(in thousands)

	December 31, 2023	September 30, 2023	June 30, 2023	December 31, 2022
Total Loans:
Commercial/Agricultural real estate:
Commercial real estate	$750,531	$750,282	$732,435	$725,971
Agricultural real estate	83,350	84,558	87,198	87,908
Multi-family real estate	228,095	219,193	208,211	208,908
Construction and land development	110,941	109,799	105,625	102,492
C&I/Agricultural operating:
Commercial and industrial	121,666	121,033	133,763	136,013
Agricultural operating	25,691	24,552	24,358	28,806
Residential mortgage:
Residential mortgage	129,021	125,939	119,724	105,389
Purchased HELOC loans	2,880	2,881	3,216	3,262
Consumer installment:
Originated indirect paper	6,535	7,175	8,189	10,236
Other consumer	6,187	6,440	6,487	7,150
Gross loans	$1,464,897	$1,451,852	$1,429,206	$1,416,135
Unearned net deferred fees and costs and loans in process	(2,900)	(3,048)	(2,827)	(2,585)
Unamortized discount on acquired loans	(1,205)	(1,275)	(1,391)	(1,766)
Total loans receivable	$1,460,792	$1,447,529	$1,424,988	$1,411,784

Nonperforming Assets
(in thousands, except ratios)

	December 31, 2023 (1)	September 30, 2023 (1)	June 30, 2023 (1)	December 31, 2022
Nonperforming assets:
Nonaccrual loans
Commercial real estate	$10,359	$10,570	$11,359	$5,736
Agricultural real estate	391	469	1,712	2,742
Construction and land development	54	94	94	—
Commercial and industrial (“C&I”)	—	—	4	552
Agricultural operating	1,180	1,373	1,436	890
Residential mortgage	1,167	923	1,029	1,253
Consumer installment	33	27	29	31
Total nonaccrual loans	$13,184	$13,456	$15,663	$11,204
Accruing loans past due 90 days or more	389	971	492	246
Total nonperforming loans (“NPLs”)	13,573	14,427	16,155	11,450
Foreclosed and repossessed assets, net	1,795	1,046	1,199	1,271
Total nonperforming assets (“NPAs”)	$15,368	$15,473	$17,354	$12,721
Loans, end of period	$1,460,792	$1,447,529	$1,424,988	$1,411,784
Total assets, end of period	$1,851,391	$1,831,087	$1,829,837	$1,816,386
Ratios:
NPLs to total loans	0.93%	1.00%	1.13%	0.81%
NPAs to total assets	0.83%	0.85%	0.95%	0.70%

(1) Loan balances are at amortized cost.

Average Balances, Interest Yields and Rates
(in thousands, except yields and rates)

	Three Months Ended December 31, 2023			Three Months Ended September 30, 2023			Three Months Ended December 31, 2022
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Average interest earning assets:
Cash and cash equivalents	$16,699	$241	5.73%	$21,298	$302	5.63%	$8,134	$87	4.24%
Loans receivable	1,458,558	19,408	5.28%	1,435,284	19,083	5.27%	1,399,244	17,042	4.83%
Interest bearing deposits	—	—	—%	—	—	—%	337	2	2.35%
Investment securities (1)	243,705	2,102	3.42%	252,226	2,119	3.33%	264,064	1,990	3.01%
Other investments	15,760	275	6.92%	15,511	268	6.85%	15,783	238	5.98%
Total interest earning assets (1)	$1,734,722	$22,026	5.04%	$1,724,319	$21,772	5.01%	$1,687,562	$19,359	4.55%
Average interest bearing liabilities:
Savings accounts	$175,281	$323	0.73%	$199,279	$328	0.65%	$226,082	$312	0.55%
Demand deposits	329,096	1,680	2.03%	354,073	1,863	2.09%	379,011	836	0.88%
Money market accounts	326,981	2,217	2.69%	298,098	1,889	2.51%	316,791	710	0.89%
CD’s	368,110	3,631	3.91%	358,238	3,308	3.66%	205,201	837	1.62%
Total deposits	$1,199,468	$7,851	2.60%	$1,209,688	$7,388	2.42%	$1,127,085	$2,695	0.95%
FHLB advances and other borrowings	191,575	2,428	5.03%	182,967	2,263	4.91%	212,051	2,186	4.09%
Total interest bearing liabilities	$1,391,043	$10,279	2.93%	$1,392,655	$9,651	2.75%	$1,339,136	$4,881	1.45%
Net interest income		$11,747			$12,121			$14,478
Interest rate spread			2.11%			2.26%			3.10%
Net interest margin (1)			2.69%			2.79%			3.40%
Average interest earning assets to average interest bearing liabilities			1.25			1.24			1.26

(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the quarters ended December 31, 2023, September 30, 2023 and December 31, 2022. The FTE adjustment to net interest income included in the rate calculations totaled $0 thousand for each of the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively.

	Twelve Months Ended December 31, 2023			Twelve Months Ended December 31, 2022
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Average interest earning assets:
Cash and cash equivalents	$18,469	$1,010	5.47%	$19,796	$203	1.03%
Loans receivable	1,430,035	73,577	5.15%	1,351,052	61,639	4.56%
Interest bearing deposits	63	1	1.59%	1,106	24	2.17%
Investment securities (1)	257,020	8,606	3.35%	278,056	6,767	2.43%
Other investments	16,274	1,054	6.48%	15,230	764	5.02%
Total interest earning assets (1)	$1,721,861	$84,248	4.89%	$1,665,240	$69,397	4.17%
Average interest bearing liabilities:
Savings accounts	$200,087	$1,427	0.71%	$234,755	$753	0.32%
Demand deposits	359,866	6,727	1.87%	403,289	1,881	0.47%
Money market accounts	306,020	6,976	2.28%	317,879	1,721	0.54%
CD’s	317,376	10,619	3.35%	178,726	2,074	1.16%
Total deposits	$1,183,349	$25,749	2.18%	$1,134,649	$6,429	0.57%
FHLB advances and other borrowings	208,373	10,150	4.87%	189,274	6,599	3.49%
Total interest bearing liabilities	$1,391,722	$35,899	2.58%	$1,323,923	$13,028	0.98%
Net interest income		$48,349			$56,369
Interest rate spread			2.31%			3.19%
Net interest margin (1)			2.81%			3.39%
Average interest earning assets to average interest bearing liabilities			1.24			1.26
(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the twelve months December 31, 2023 and December 31, 2022. The FTE adjustment to net interest income included in the rate calculations totaled $0 and $1 thousand for the twelve months ended December 31, 2023 and December 31, 2022, respectively.

Key Financial Metric Ratios:

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Ratios based on net income:
Return on average assets (annualized)	0.79%	0.54%	1.03%	0.71%	1.00%
Return on average equity (annualized)	8.72%	5.97%	11.32%	7.87%	10.70%
Return on average tangible common equity[4] (annualized)	11.29%	7.74%	14.85%	10.26%	14.36%
Efficiency ratio	72%	67%	61%	68%	61%
Net interest margin with loan purchase accretion	2.69%	2.79%	3.40%	2.81%	3.39%
Net interest margin without loan purchase accretion	2.67%	2.76%	3.33%	2.78%	3.29%
Ratios based on net income as adjusted (non-GAAP)
Return on average assets as adjusted[2] (annualized)	0.86%	0.54%	1.14%	0.73%	1.04%
Return on average equity as adjusted[3] (annualized)	9.43%	5.97%	12.47%	8.03%	11.15%

Reconciliation of Return on Average Assets
(in thousands, except ratios)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022

GAAP earnings after income taxes	$3,693	$2,498	$4,696	$13,059	$17,761
Net income as adjusted after income taxes (non-GAAP) (1)	$3,993	$2,498	$5,176	$13,321	$18,500
Average assets	$1,843,789	$1,836,775	$1,803,155	$1,836,337	$1,775,049
Return on average assets (annualized)	0.79%	0.54%	1.03%	0.71%	1.00%
Return on average assets as adjusted (non-GAAP) (annualized)	0.86%	0.54%	1.14%	0.73%	1.04%
(1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)

Reconciliation of Return on Average Equity
(in thousands, except ratios)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
GAAP earnings after income taxes	$3,693	$2,498	$4,696	$13,059	$17,761
Net income as adjusted after income taxes (non-GAAP) (1)	$3,993	$2,498	$5,176	$13,321	$18,500
Average equity	$168,058	$166,131	$164,621	$165,968	$165,921
Return on average equity (annualized)	8.72%	5.97%	11.32%	7.87%	10.70%
Return on average equity as adjusted (non-GAAP) (annualized)	9.43%	5.97%	12.47%	8.03%	11.15%
(1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)

Reconciliation of Efficiency Ratio
(in thousands, except ratios)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Non-interest expense (GAAP)	$10,206	$9,969	$10,336	$40,142	$41,743
Less amortization of intangibles	(179)	(179)	(252)	(755)	(1,449)
Efficiency ratio numerator (GAAP)	$10,027	$9,790	$10,084	$39,387	$40,294

Non-interest income	$2,480	$2,565	$2,873	$10,250	$10,430
(Gain) loss on investment securities	(277)	(116)	(708)	(459)	(541)
Net interest margin	11,747	12,121	14,478	48,349	56,369
Efficiency ratio denominator (GAAP)	$13,950	$14,570	$16,643	$58,140	$66,258
Efficiency ratio (GAAP)	72%	67%	61%	68%	61%

Reconciliation of tangible book value per share (non-GAAP)
(in thousands, except per share data)

Tangible book value per share at end of period	December 31, 2023	September 30, 2023	June 30, 2023	December 31, 2022
Total stockholders’ equity	$173,334	$165,402	$165,558	$167,088
Less: Goodwill	(31,498)	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(1,694)	(1,873)	(2,052)	(2,449)
Tangible common equity (non-GAAP)	$140,142	$132,031	$132,008	$133,141
Ending common shares outstanding	10,440,591	10,468,091	10,470,175	10,425,119
Book value per share	$16.60	$15.80	$15.81	$16.03
Tangible book value per share (non-GAAP)	$13.42	$12.61	$12.61	$12.77

Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)
(in thousands, except ratios)

Tangible common equity as a percent of tangible assets at end of period	December 31, 2023	September 30, 2023	June 30, 2023	December 31, 2022
Total stockholders’ equity	$173,334	$165,402	$165,558	$167,088
Less: Goodwill	(31,498)	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(1,694)	(1,873)	(2,052)	(2,449)
Tangible common equity (non-GAAP)	$140,142	$132,031	$132,008	$133,141
Total Assets	$1,851,391	$1,831,087	$1,829,837	$1,816,386
Less: Goodwill	(31,498)	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(1,694)	(1,873)	(2,052)	(2,449)
Tangible Assets (non-GAAP)	$1,818,199	$1,797,716	$1,796,287	$1,782,439
Total stockholders’ equity to total assets ratio	9.36%	9.03%	9.05%	9.20%
Tangible common equity as a percent of tangible assets (non-GAAP)	7.71%	7.34%	7.35%	7.47%

Reconciliation of Return on Average Tangible Common Equity (non-GAAP)
(in thousands, except ratios)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Total stockholders’ equity	$173,334	$165,402	$167,088	$173,334	$167,088
Less: Goodwill	(31,498)	(31,498)	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(1,694)	(1,873)	(2,449)	(1,694)	(2,449)
Tangible common equity (non-GAAP)	$140,142	$132,031	$133,141	$140,142	$133,141
Average tangible common equity (non-GAAP)	$134,776	$132,671	$130,577	$132,409	$131,305
GAAP earnings after income taxes	3,693	2,498	4,696	13,059	17,761
Amortization of intangible assets, net of tax	142	89	190	521	1,095
Tangible net income	$3,835	$2,587	$4,886	$13,580	$18,856
Return on average tangible common equity (annualized)	11.29%	7.74%	14.85%	10.26%	14.36%

1Net income as adjusted and net income as adjusted per share are non-GAAP financial measures that management believes enhances investors’ ability to better understand the underlying business performance and trends related to core business activities. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)”.
2Return on average assets as adjusted is a non-GAAP measure that management believes enhances investors’ ability to better understand the underlying business performance and trends relative to average assets. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Return on Average Assets as Adjusted (non-GAAP)”.
3Return on average equity as adjusted is a non-GAAP measure that management believes enhances investors’ ability to better understand the underlying business performance and trends relative to average equity. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Return on Average Equity as Adjusted (non-GAAP)”.
4Tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on tangible common equity are non-GAAP measures that management believes enhances investors’ ability to better understand the Company’s financial position. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of tangible book value per share (non-GAAP)”, “Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)”, and “Reconciliation of return on average tangible common equity)”.